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                                                                     EXHIBIT 4.2

                              EMPLOYMENT AGREEMENT


The parties to this agreement are LJ International Inc., a British Virgin Islands Company (the "Company") and YIH Yu Chuan (the "Executive"). The Company and the Executive hereby agree as follows:

1.       EMPLOYMENT AND DUTIES

         The Company shall employ the Executive and the Executive shall serve the Company as President and Chief Executive Officer of the Company. The Executive shall use his best efforts to promote the interests of the Company, and shall perform his duties in relation to the Company and/or its subsidiaries (collectively "the Group") faithfully and diligently, consistent with sound business practices.

2.       TERM OF EMPLOYMENT

         The Executive shall be employed by the Company under this Agreement for a period of three (3) years commencing as of the date of this agreement.

3.       REMUNERATION AND REIMBURSEMENT

         (A) Subject to Clause 5, the Executive shall receive during the continuance of the Appointment:

                  (1) A salary at the rate of HK$1,800,000 per annum such salary to accrue on a day to day basis (including any sum receivable by the Executive as directors' fee from any company in the Group) and to be payable monthly in twelve equal installments in arrears on the last day of each calendar month provided that if the Appointment is terminated prior to the end of a calendar month, the Executive shall only be entitled to a proportionate part of such salary in respect of the period of service during the relevant month up to the date of termination. Such salary shall be adjusted on annual basis at a rate to be determined by the Board as its absolute discretion having regard to the operating results of the Group and the performance of the Executive.

                  (2) An annual management bonus of a sum to be determined by the Board at its absolute discretion having regard to the operating results of the Group and the performance of the Executive during the relevant financial year or any proportionate part thereof in which service of the Executive pursuant to this Agreement is rendered. The management bonus shall be payable in arrears in respect of each relevant financial year within one month after the issue of the consolidated audited accounts of the Group for such financial


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                           year. The amount payable to the Executive shall be
                           decided by majority decision of the members of the Board present in the meeting called for that purpose provided that the Executive shall abstain from voting and not be counted in the quorum in respect of the resolution regarding the amount so payable to himself.

         (B) The Executive shall continue to receive his salary during any period of absence on medical grounds up to a maximum of 12 weeks in any period of 12 months provided that the Executive shall if required supply the Company with medical certificates covering the period of absence.

         (C) The Executive shall be reimbursed all reasonable out-of-pocket expenses (including expenses of entertainment subsistence and travelling) incurred by him on the Group's business which expenses shall be evidenced in such manner as the Board may require.

         (D) The Executive will be entitled to the benefits of any medical or provident fund scheme as maybe maintained by the Group from to time.

         (E) The Executive shall be entitled to 12 working days paid vacation each year.

4.       OTHER BENEFITS

         The Executive shall be entitled, during the continuance of the Executive's engagement hereunder, to the use of a motor car and the Company shall pay all vehicle registration fees, taxes and insurance premiums in respect of the car and shall pay or reimburse against receipts all maintenance, repair and other running costs in respect of the car and the cost of petrol.

5.       TERMINATION OF THE APPOINTMENT

         (A) Without prejudice to the accrued rights (if any) or remedies of either party under or pursuant to this Agreement:

         (1) the Executive shall be entitled to terminate the Appointment by two months' notice in writing to the Company if any money payable by the Company to the Executive under or pursuant to this Agreement is not paid in full by the Company to the Executive within a period of 30 days from any written demand by the Executive for the payment thereof:

         (2) the Company shall be entitled to terminate the Appointment without any compensation to the Executive:

                  (a) by not less that three months' notice in writing given at any time while the Executive shall have been incapacitated or prevented by reason of ill health, injury or accident from performing his duties hereunder for a period of or periods aggregating 90 days in the proceeding 12 months provided that if at any time during the currency of a notice given pursuant to this sub-paragraph the Executive shall provide a medical certificate satisfactory to


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                           the Board to the effect that he has fully recovered
                           his physical and/or mental health and that no recurrence of illness or incapacity can reasonably be anticipated the Company shall withdraw such notice; or

                  (b) by summary notice in writing if the Executive shall at any time:

                           i. commit any serious or persistent breach of any of the provisions herein contained (and to the extent that such breach is capable of remedy shall fail to remedy such breach within 60 days after within warning given by the Board);

                           ii. be guilty of any given misconduct or willful neglect in the discharge of his duties (and to the extent that such breach is capable of remedy shall fail to remedy such breach within 60 days after written warning given by the Board);

                           iii. become bankrupt or have a receiving order made against him;

                           iv.      become a lunatic or of unsound mind;

                           v. absent himself from the meetings of the Board during a continuous period of three months, without special leave of absence from the Board, and his alternate director (if any) shall not during such period have attended in his stead;

                           vi. become prohibited by law from acting as a director;

                           vii. be guilty of conduct tending to bring himself or any company in the Group into disrepute;

                           viii. be prohibited by law from fulfilling his duties hereunder; or

                           ix. be convicted of any criminal offence (other than an offence which in the reasonable opinion of the Board does not effect his position as a director of the Company).

         (B) If the Company becomes entitled to terminate the Appointment pursuant to subclause (A)(2)(b) it shall be entitled (but without prejudice to its right subsequently to terminate the Appointment on the same or any other ground) to suspend the Executive without payment of salary in full or in part for so long as it may think fit.

         (C) If the Executive shall have refused or failed to agree to accept without reasonable grounds an appointment offered to him on terms no less favourable to him than the terms in effects under this Agreement, either by a company which has acquired or agreed to acquire the whole or substantially the whole of the undertaking and assets of the Company or which shall own or has agreed to acquire the whole or not less than 90% of the issued share capital of the Company, the Executive shall have no claim against the Company by reason of


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                  the subsequent voluntary winding up of any company in the
                  Group or of the disclaimer or termination of this Agreement by the Company within three months after such refusal or failure to agree.

         (D) On the termination of the Appointment howsoever arising the Executive shall:

                  (1) at any time and from time to time thereafter at the request of the Company resign from office as a director of the Company and all offices held by him in any company in the Group and shall transfer without payment to the Company or as the Company may direct any qualifying shares provided by it or any shares held by the Executive as nominee for the Company or any company in the Group provided by it and the Executive hereby irrevocable appoints the Company to be his attorney and in his name and on his behalf to sign and do any documents or things necessary or requisite to give effect thereto and a certificate in writing signed by any director or by the secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case and any third party shall be entitled to rely on such certificate without further enquiry provided however that such resignation or resignations shall be given and accepted on the footing that it is or they are without prejudice to any claims which the Executive may have against any such company or which any such company may have against the Executive arising out of this Agreement or of the termination of the appointment; and

                  (2) forthwith deliver to the Company all books, documents, papers, materials, credit cards (if any) and other property of or relating to the business of the Group which may then be in his possession or under his power or control.

         (E) Save as expressly provided herein, neither party may terminate this Agreement.

6.       CONFIDENTIALITY

         The Company shall not, at any time during or after his employment under this agreement, disclose to any third party, except in the performance of his duties under this agreement, any confidential information regarding the Company's customers, suppliers, trade secrets or business. The Executive shall return all tangible evidence of such confidential information to the Company prior to or at the termination of his employment.

7.       WAIVER

         (A) Time is of the essence of this Agreement but no failure or delay on the part of either party to exercise any power, right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy by that party.

         (B) The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.



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8.       FORMER SERVICE AGREEMENTS

         This agreement contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all existing and former agreements between them with respect to that subject matter, may not be changed or terminated orally and any amendment or modification must be in writing and signed by the party to be charged.

9.       NOTICES

         All notices, requests, demands, consents or other communications to or upon the parties under or pursuant to this Agreement shall be in writing addressed to the relevant party at such party's address set out below (or at such other address as such party may hereafter specify to the other party) and shall be deemed to have been duly given or made:

         (A) in the case of a communication by letter 48 hours after despatch or, if such letter is delivered by hand, on the day of delivery;

         (B)      in the case of communication by telex or facsimile, when sent.

                           The Company's address:

                           Unit 12, 12/F., Block A, Focal Industrial Centre 21 Man Lok Street, Hunghom
                           Kowloon, HONG KONG

                           The Executive's address:

                           House No. K80, Stage IV, Marina Cove, Sai Kung HONG KONG

10.      ASSIGNABILITY

         This Agreement shall be binding upon and ensure to the benefit of each party hereto and its successors and assigns and personal representatives (as the case may be), provided always that the Executive may not assign his obligations and liabilities under this Agreement without the prior written consent of the Company.

11.      RELATIONSHIP

         None of the provisions of this Agreement shall be deemed to constitute a partnership or joint venture between the parties for any purpose.



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12.      AMENDMENT

         This Agreement may not be amended, supplemented or modified except by a written agreement or instrument signed by or on behalf of the parties hereto.

13.      SEVERABILITY

         Any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

14.      LAW AND JURISDICTION

         This Agreement shall be governed and construed in all respects in accordance with the laws of Hong Kong and the parties hereby submit to the non-exclusive jurisdiction of the courts of Hong Kong.

IN WITNESS whereof this Agreement has been duly executed the 1st day of October, 2000.


Signed by

  For and on behalf of
  LJ INTERNATIONAL INC.

  /s/ [ILLEGIBLE]
  -----------------------
  Authorized Signature(s)
                                                      /s/ YIH YU CHUAN
-------------------------                             ----------------
LJ International Inc.                                 YIH Yu Chuan



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